Exhibit 99.1

EcoloCap and Choice North Agree to Implement ECOS BioART Technology at their Facility in Spring of 2018

EcoloCap's BioART system is the perfect solution to Choice North Farm's manure landfilling problem.

Chicago, IL - In 2015, Choice North Farms, a large egg producer located in Northwest Territories of Canada, had been in talks to start composting poultry manure rather than landfilling it daily.  Choice North will dispose 3,850 tons of poultry manure annually into landfills. There are few economical options available to provide the sustainability and cost advantages of the Bio-ART system.

After visiting Chicago and touring EcoloCap's operation at Lakeshore Recycling, the decision was simple and Choice North agreed BioART is the perfect solution to their problem. EcoloCap's BioART technology will help Choice North push towards being a more environmentally conscious company as well as cut their landfilling costs. EcoloCap CEO, James Kwak noted, "We have come to preliminary terms to install a BioART unit at Choice North's facility."

Choice North Farm's current operation includes removing raw manure from the barns daily through a plastic conveyor belt. Each day, one dump truck load is removed from the barn and is transferred to designated landfill area 14 miles from the barns. This is not only hazardous to the environment, but becomes quite costly.

Kevin Wallington of Choice North Farms said, "Choice North is very excited about having the opportunity to showcase EcoloCap's technology in a remote, northern climate. Incorporating this process on our farm will allow us to effectively manage our waste streams, and open up new economic production."

As a closing statement, James Kwak said, "We're incredibly excited to work with Choice North and display the potential of ECOS BioART. We expect other farms to follow suit after they see how BioART can help their operation."

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

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Contact: Joseph Mure, 1-312-585-6670, jm@ecolocap.com